Exhibit 10.3

AMENDMENT NO. 1
TO
SUPPLEMENTAL RETIREMENT PLAN
FOR EXECUTIVES OF EQUIFAX INC.

(As Amended and Restated Effective as of January 1, 2016)

THIS AMENDMENT NO. 1 made as of this 13th day of December, 2019 by Equifax Inc. (the “Company”);

WHEREAS, the Company previously established the Supplemental Retirement Plan for Executives of Equifax Inc., which Plan was most recently amended and restated effective as of January 1, 2016 (the “Plan”);

WHEREAS, effective as of January 1, 2020, the Company desires to amend the Plan to provide for the transfer of the Accrued Benefits (as defined in the Plan), and related assets and liabilities, of Participants in the Plan who terminated active employment with the Company on or before December 31, 2019, to a new supplemental retirement plan established by the Company to be known as the “Supplemental Retirement Plan for Former Executives of Equifax Inc.” (the “Former Executives SERP”);

NOW, THEREFORE, the Plan is hereby amended, as follows:

1.

Effective as of January 1, 2020, the Accrued Benefits (the “Transferred Accrued Benefits”) of Participants in the Plan listed on Schedule 1 attached hereto (the “Transferred Participants”), who have terminated employment with the Company (and all affiliated companies) on or before December 31, 2019, shall be transferred to, and assumed by, the Former Executives SERP and the Plan shall have no liability or responsibility for such Accrued Benefits. The Transferred Accrued Benefits shall be distributed (or continue to be distributed) to Transferred Participants in the same amounts and at the same time and in the same manner as such Transferred Accrued Benefits would have been (or were being) distributed under the Plan. Any elections made by Transferred Participants with respect to their Transferred Accrued Benefits shall remain in effect under the Former Executives SERP. The Plan Administrator shall have the discretionary authority to take such actions with respect to the transfer of the Transferred Accrued Benefits as it deems necessary or desirable, including taking any actions necessary to comply with Section 409A.

2.

Section 1.1(ss) is amended by deleting the present Section in its entirety and substituting the following in lieu thereof:

(ss)CIC GPAC: CIC GPAC shall mean those specific persons who constituted the members of the “Group Plans Administrative Committee” (or a committee that is a successor to such Committee) of the Company immediately prior to the Change in Control. In the event that, following a Change in Control that results in the CIC GPAC becoming the Plan Administrator, an individual member or members resigns from membership on the CIC GPAC or is unable to continue to serve due to death or disability, then the remaining member or members shall appoint a successor, who may or may not be a Participant. If the remaining member or members do not appoint a successor member within 45 days after receiving notice of the resignation or inability to serve of a member, then the entity then serving as Trustee of the Trust established to assist the Company in meeting its liabilities under the Plan will have the power to designate a successor member who must, however, be either a Participant in the Plan or a Participant in the Former Executives SERP. In making such designation, such Trustee shall select the Participant or Participants who have the greatest present value of Accrued Benefits remaining due under the Plan or the Former Executives SERP as of the date of such designation.

3.

Appendix A as amended and updated as of January 1, 2020 is attached hereto and replaces the prior Appendix A. Appendices B and C are deleted.

4.

This Amendment No. 1 shall be effective as of January 1, 2020. Except as hereby amended, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 as of the date first written above.

EQUIFAX INC.

By: /s/ Carla J. Chaney
Title: Chief Human Resources Officer

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